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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NEXTEL PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4500 Carillon Point
Kirkland, Washington 98033
425-576-3600

April 14, 2003

To our Stockholders:

        On behalf of the board of directors of Nextel Partners, Inc., I cordially invite you to attend our annual meeting of stockholders to be held at the Coast Bellevue Hotel, 625 116th Avenue N.E., Bellevue, Washington 98004 on May 8, 2003 at 10:00 a.m., local time. A notice of the annual meeting, a proxy statement containing information about the matters to be acted upon at the annual meeting and a proxy card are enclosed.

        We urge you to attend our annual meeting. Your participation in the affairs of Nextel Partners is important. Our annual meeting is an excellent opportunity for our management to discuss our progress with you in person.

        Whether in person or by proxy, it is important that your shares be represented at our annual meeting. To ensure your participation, regardless of whether you plan to attend in person, please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card.

        We look forward to seeing you on May 8th.

Sincerely,

John Chapple President, Chief Executive Officer and Chairman of the Board

NEXTEL PARTNERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 8, 2003

TO THE STOCKHOLDERS:

        Notice is hereby given that the 2003 Annual Meeting of Stockholders of Nextel Partners, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 8, 2003 at 10:00 a.m., local time, at the Coast Bellevue Hotel, 625 116th Avenue N.E., Bellevue, Washington 98004 for the following purposes:

  1.
  To elect seven directors to serve for the ensuing one-year period and until their successors are duly elected.

  2.
  To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.

  3.
  To approve the Company's Restricted Stock Plan.

  4.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The board of directors has fixed the close of business on March 21, 2003 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on March 21, 2003 are entitled to notice of and to vote at the meeting and any adjournment thereof.

        All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy. You may do so by mail, over the Internet or by telephone, by following the instructions on the proxy card. Any stockholder attending the meeting may vote in person even if the stockholder has previously submitted a proxy.

By Order of the Board of Directors

John Chapple President, Chief Executive Officer and Chairman of the Board
4500 Carillon Point Kirkland, Washington 98033 425-576-3600
April 14, 2003

NEXTEL PARTNERS, INC.
4500 Carillon Point
Kirkland, Washington 98033
425-576-3600

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

        The enclosed Proxy is solicited on behalf of Nextel Partners, Inc., a Delaware corporation (the "Company"), for use at the 2003 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 8, 2003 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Coast Bellevue Hotel, 625 116th Avenue N.E., Bellevue, Washington 98004.

        These proxy solicitation materials were mailed on or about April 14, 2003 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

        Only stockholders of record at the close of business on March 21, 2003 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The only outstanding securities of the Company entitled to vote at the Annual Meeting are shares of Class A Common Stock, $.001 par value (the "Class A Common Stock"), and Class B Convertible Common Stock, $.001 par value (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"). The Class B Common Stock is convertible into shares of the Class A Common Stock at any time on a one-for-one basis upon a transfer thereof to a person other than Nextel Communications, Inc. ("Nextel"), a majority-owned Nextel subsidiary or a person or entity controlling Nextel, and is subject to restrictions on its transfer contained in the Company's amended and restated certificate of incorporation and in the Company's amended and restated shareholders' agreement.

        As of the Record Date, 171,945,083 shares of the Company's Class A Common Stock were issued and outstanding and held of record by 242 stockholders and 79,056,228 shares of the Company's Class B Common Stock were issued and outstanding and held of record by one stockholder, Nextel WIP Corp., a wholly owned subsidiary of Nextel ("Nextel WIP"). See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding beneficial owners of more than five percent of the Company's Common Stock.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked or changed by the person giving it at any time prior to its use by delivering to the Corporate Secretary of the Company a written instrument revoking the proxy or by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person. Proxies may be changed in any manner regardless of the method used to submit the proxy. However, changing a proxy by telephone or Internet will require the stockholder to retain a record of the unique control number that appears on the proxy card.

Voting and Solicitation

        The holders of the Common Stock are entitled to one vote per share on all matters on which they are entitled to vote.

        The Company makes this solicitation of proxies, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Certain of the Company's directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.

Quorum; Abstentions; Broker Non-Votes

        At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. A quorum exists when holders of a majority of the total number of outstanding shares of Common Stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. Broker non-votes occur when a person holding shares in street name, meaning through a bank or brokerage account, does not provide instructions as to how his or her shares should be voted and the bank or broker does not exercise discretion to vote those shares. The seven nominees for election to the board of directors who receive the greatest number of votes cast for the election of directors by the shares present, in person or by proxy, will be elected to the board of directors. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee, and thus will have no effect on the outcome. Stockholders are not entitled to cumulate votes in the election of directors. If a quorum is present, approval of all other matters that properly come before the meeting, including the proposal to ratify the Company's appointment of independent auditors and the proposal to approve the Company's Restricted Stock Plan, requires that the votes cast in favor of such actions exceed the votes cast against such actions. As in the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor against such actions and will have no effect on the outcome.

        All shares entitled to vote and represented by properly submitted, unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the board of directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any matters other than the election of directors, the ratification of auditors and the approval of the Restricted Stock Plan will be raised at the Annual Meeting. Signing and returning the proxy card, or submitting your proxy by Internet or telephone, does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

        Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission (the "SEC"). Proposals of stockholders of the Company intended to be presented for consideration at the Company's 2004 Annual Meeting of Stockholders must be received by the Company no later than December 5, 2003 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to Nextel Partners, Inc., 4500 Carillon Point, Kirkland, Washington 98033, Attention: Corporate Secretary.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock as of December 31, 2002 by:

  •
  each stockholder known to the Company to be a beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock;

  •
  each of the Company's directors;

  •
  each of the Company's named executive officers; and

  •
  all of the Company's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Shares subject to options, warrants and securities convertible into Common Stock held by each person that are exercisable as of December 31, 2002 or exercisable within 60 days thereof are shown separately in the column labeled "Number of Shares Underlying Options" and are deemed outstanding for the purposes of computing the number of shares beneficially owned and the percentage ownership of that person. Except as indicated in the footnotes to this table, the Company believes that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied to the Company by officers, directors, principal stockholders and Schedules 13G filed with the SEC. As of December 31, 2002, there were 249,853,817 shares of Common Stock outstanding, of which 170,797,589 shares of Class A Common Stock were outstanding and 79,056,228 shares of Class B Common Stock were outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Nextel Partners, Inc., 4500 Carillon Point, Kirkland, WA 98033.

Name and Address	Number of Shares of Common Stock	Number of Shares Underlying Options	Percentage of Common Stock Outstanding
Parties to Amended and Restated Shareholders' Agreement(1)	172,901,506	1,817,916	69.4%
Nextel WIP Corp. 2001 Edmund Halley Drive Reston, VA 20191	79,056,228	—	31.6%
Entities affiliated with Credit Suisse First Boston(2) Uetlibergstrasse 231 P.O. Box 900 CH-8070 Zurich, Switzerland	28,606,653	—	11.4%
Madison Dearborn Capital Partners II, L.P(3) Three First National Plaza, Suite 3800 Chicago, IL 60602	27,218,904	—	10.9%
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	17,046,991	—	6.8%
Eagle River Investments, LLC(5) 2300 Carillon Point Kirkland, WA 98033	15,750,012	—	6.3%
Motorola, Inc(6) 1303 East Algonquin Road, 11th Floor Schaumburg, IL 60196	13,076,376	—	5.2%

William H. Gates III(7) One Microsoft Way Redmond, WA 98052	12,776,106	—	5.1%
Cascade Investment, L.L.C.(8) 2365 Carillon Point Kirkland, WA 98033	8,725,236	—	3.5%
John Chapple(9)	3,481,024	295,000	1.5%
John Thompson(10)	1,688,214	448,333	*
David Thaler(11)	1,254,000	460,000	*
David Aas	1,071,100	175,000	*
Perry Satterlee(12)	1,009,527	260,000	*
Mark Fanning	907,989	179,583	*
Adam Aron	45,000	—	*
Caroline Rapking	45,000	—	*
Dennis Weibling(13)	95,002,340	—	38.0%
Timothy Donahue(14)	79,229,228	—	31.7%
Andrew Sinwell(15)	27,218,904	—	10.9%
Steven B. Dodge	70,000	38,750	*
Directors and officers as a group (11 persons)(16)	130,629,098	1,776,250	52.6%

*
Less than 1%

(1)
The following stockholders are parties to a shareholders' agreement that contains an agreement by all of the parties, except DLJ Merchant Banking, to vote for director candidates nominated by certain of the Company's stockholders and imposes restrictions on all of the parties with respect to the sale, transfer or other disposition of the Company's capital stock by these parties: Nextel WIP, DLJ Merchant Banking, Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn Partners"), Eagle River Investments, LLC ("Eagle River Investments"), Motorola, Inc. ("Motorola") and all of the Company's senior management stockholders other than Donald Manning. The amended and restated shareholders' agreement terminates on January 29, 2014. See "Proposal One—Election of Directors—General" for a description of this agreement. All parties to this agreement disclaim beneficial ownership of shares not owned directly by them or by an entity otherwise affiliated with them.

(2)
Based on information provided by Credit Suisse First Boston, a Swiss bank (the "Bank"), on behalf of itself and its subsidiaries, to the extent that they constitute part of the investment banking business ("CSFB") of the Credit Suisse First Boston business unit (the "CSFB business unit") in its third amendment to Schedule 13G filed February 14, 2003. According to the third amendment to the Schedule 13G, the CSFB business unit is also comprised of an asset management business unit ("Asset Management"). The ultimate parent company of the Bank is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse Financial Services business unit (the "Credit Suisse Financial Services business unit"). CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and CSFB. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including the Asset Management business unit and the Credit Suisse Financial Services business unit) may beneficially own shares of the securities of the Company (the "Shares") and, according to the amended Schedule 13G, such Shares were not reported in the Schedule 13G. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including CSFB. CSFB disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management and the Credit Suisse Financial Services business unit.

(3)
Based on information provided by Madison Dearborn Capital Partners II, L.P. in a second amendment to Schedule 13G filed on February 14, 2003.

(4)
Based on information provided by Wellington Management Company, LLP ("WMC") in a second amendment to its Schedule 13G filed February 12, 2003, WMC, in its capacity as investment adviser, has shared voting power with respect to 11,558,245 of these shares and shared dispositive power with respect to all of these shares. The shares reported are owned of record by clients of WMC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. According to the Schedule 13G, none of WMC's clients is known to have such right or power with respect to more than five percent of the Company's securities.

(5)
Based on information provided by Eagle River Investments, L.L.C. in a second amendment to Schedule 13G filed February 19, 2003.

(6)
Based on information provided by Motorola, Inc. in a third amendment to Schedule 13G filed February 13, 2003.

(7)
Based on information provided by William H. Gates III in an amendment to Schedule 13G filed jointly by Mr. Gates and Cascade Investment, L.L.C. ("Cascade") on February 13, 2003, the reported shares include 8,725,236 shares of Class A Common Stock owned by Cascade and 4,040,870 shares of Class A Common Stock owned by Mente, LLC ("Mente"). All Common Stock held by Cascade or Mente may be deemed to be beneficially owned by Mr. Gates as the sole member of each of Cascade and Mente. The manager and executive officer of each of Cascade and Mente, Michael Larson, has voting and investment power with respect to all of the reported shares. Mr. Larson disclaims beneficial ownership of all of the reported shares.

(8)
Based on information provided by Cascade in an amendment to Schedule 13G filed jointly by Mr. Gates and Cascade on February 13, 2003. The manager and executive officer of Cascade, Michael Larson, has voting and investment power with respect to all of the reported shares, which represent 5.1% of the outstanding shares of Class A Common Stock. Mr. Larson disclaims beneficial ownership of all of the reported shares.

(9)
Includes 736,666 shares held by JRC Coho LLC, an entity controlled by Mr. Chapple, and 145,000 shares held by Panther Lake LLC, an entity controlled by Messrs. Chapple and Thompson.

(10)
Includes 509,166 shares held by JDT-JRT, LLC, an entity controlled by Mr. Thompson, and 145,000 shares held by Panther Lake LLC, an entity controlled by Messrs. Chapple and Thompson.

(11)
Mr. Thaler passed away in December 2002. The reported shares are held by his estate.

(12)
Includes 165,000 shares held by PSS-MSS L.P., an entity controlled by Mr. Satterlee.

(13)
Includes shares held by Eagle River Investments, of which Mr. Weibling serves as vice-chairman, and by Nextel WIP, of which Mr. Weibling may be affiliated as a result of his role as a director of Nextel, as well as 100,000 shares held as co-executor of the estate of Keith W. McCaw and as co-trustee of the Keith W. McCaw Living Trust. Mr. Weibling disclaims beneficial ownership of such shares. Also includes 3,600 shares held by On Eagle's Wings Investments, 40,000 shares held by The Weibling Living Trust, and 52,500 shares held by Mr. Weibling directly.

(14)
Includes shares held by Nextel WIP, of which Mr. Donahue is president, chief executive officer and a director. Mr. Donahue disclaims beneficial ownership of such shares. Also includes 50,000 shares held by Five Net Three LLC, an entity in which Mr. Donahue and his spouse have a 25% interest, and 5,000 shares held by Al Donahue Soundview Trust, an entity in which Mr. Donahue has a 50% interest. Also includes 93,000 shares held by Mr. Donahue and 25,000 shares held by Mr. Donahue's spouse.

(15)
Consists of shares held by Madison Dearborn Partners, of which Mr. Sinwell serves as a director. Mr. Sinwell disclaims beneficial ownership of such shares.

(16)
See footnotes 9 through 15 above. Includes John Chapple, Adam Aron, Timothy Donahue, Steven B. Dodge, Caroline Rapking, Andrew Sinwell, Dennis Weibling, John Thompson, David Aas, Perry Satterlee, Mark Fanning and Donald Manning.

PROPOSAL ONE
ELECTION OF DIRECTORS

General

        The Company currently has authorized eight directors; however, the Company's board of directors is currently comprised of seven members and one board seat remains vacant. The board of directors intends to leave the remaining seat open until an appropriate individual is identified and elected by the board of directors.

        Except for DLJ Merchant Banking, the parties to the Company's amended and restated shareholders' agreement have agreed to vote their shares of Common Stock to elect as directors the persons listed below:

  •
  one person selected by Madison Dearborn Partners: currently, Andrew Sinwell;

  •
  one person selected by Nextel WIP: currently, Timothy Donahue;

  •
  one person selected by Eagle River Investments: currently, Dennis Weibling; and

  •
  the Company's chief executive officer: currently, John Chapple.

        The parties who have agreed to vote in this manner together owned approximately 58% of the Company's outstanding Common Stock as of December 31, 2002. Prior to the initial public offering of the Company's Class A Common Stock, DLJ Merchant Banking had the right to designate two directors, one of whom was designated by DLJ Merchant Banking directly (the "DLJ Designee") and one of whom was designated by Madison Dearborn Partners (the "MDP Designee"), and all of the parties to the shareholders' agreement had agreed to vote to elect such designees as directors. On February 18, 2000, the shareholders' agreement was amended and restated in order to, among other things, terminate the obligation of the other parties to the shareholders' agreement to vote in favor of the DLJ Designee. The parties to the amended and restated shareholders' agreement agreed that DLJ Merchant Banking may nominate a director for election by the Company's stockholders, but that such nominee would otherwise be elected in accordance with the Company's restated certificate of incorporation and bylaws. DLJ Merchant Banking did not nominate a director for election to the Company's board of directors by the Company's stockholders at the Annual Meeting. The current parties to the amended and restated shareholders' agreement now include Nextel WIP, DLJ Merchant Banking and its affiliated entities (the "DLJ Entities"), Madison Dearborn Partners, Eagle River Investments, Motorola and all of the Company's senior management stockholders other than Donald Manning.

        All directors will hold office until the next annual meeting of stockholders and until their successors are duly elected.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. The proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxy holders.

Vote Required for Election of Directors

        If a quorum is present and voting, the seven nominees who receive the greatest number of votes will be elected to the board of directors. The full board of directors has nominated Adam Aron, John

Chapple, Steven B. Dodge, Timothy Donahue, Caroline Rapking, Andrew Sinwell and Dennis Weibling to serve as directors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

Nominees

        The names of the nominees and certain information about them as of the Record Date are set forth below:

Name Of Nominee	Age	Positions with the Company	Director Since
John Chapple	49	President, Chief Executive Officer and Chairman of the Board	1998
Adam Aron(1)(2)(3)	48	Director	2002
Steven B. Dodge(1)(3)	57	Director	2000
Timothy Donahue	54	Director	1999
Caroline H. Rapking(1)(3)	44	Director	2002
Andrew Sinwell(2)(4)	38	Director	1999
Dennis Weibling(4)	51	Director	1999

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating Committee

(4)
Member of the Finance Committee

        John Chapple worked to organize the Company throughout 1998 and has been the president, chief executive officer and chairman of the board of the Company and its subsidiaries since August 1998. Mr. Chapple was elected to the board of directors pursuant to the terms of the amended and restated shareholders' agreement. Mr. Chapple, a graduate of Syracuse University and Harvard University's Advanced Management Program, has over 24 years of experience in the wireless communications and cable television industries. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems before moving to American Cablesystems as senior vice president of operations from 1983 to 1988. From 1988 to 1995, he served as executive vice president of operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1995 to 1997, Mr. Chapple was the president and chief operating officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owned and operated Vancouver's National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. Mr. Chapple is the past chairman of Cellular One Group and the Personal Communications Industry Association, past vice-chairman of the Cellular Telecommunications & Internet Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple is currently on the Syracuse University Maxwell School Board of Advisors and the Fred Hutchinson Cancer Research Business Alliance board of governors.

        Adam Aron has been a director of the Company since July 2002. Mr. Aron was named chairman of the board and chief executive officer of Vail Resorts, Inc. in July 1996. Vail Resorts owns and operates Vail, Beaver Creek, Breckenridge, Keystone, and Heavenly, all of which rank among the best ski resorts in North America, along with the Grand Teton Lodge Company in Jackson Hole, Wyoming. In November 2001, Vail Resorts acquired a majority interest in RockResorts, with ten luxury resort hotels throughout the United States. Vail Resorts also manages extensive hospitality, dining, retail and real estate businesses. Mr. Aron has previously served as president and chief executive officer of Norwegian

Cruise Line, senior vice president of marketing for United Airlines and senior vice president of marketing for Hyatt Hotels Corporation. In addition to serving on the Company's board of directors, Mr. Aron serves on the boards of directors of Carey International, ResidenSea Ltd., Vail Resorts, the Travel Industry Association of America, the Steadman Hawkins Sports Medicine Foundation, Yale University's Chief Executive Leadership Institute, Bravo Vail Valley Music Festival, Beaver Creek Arts Foundation and the Vail Valley Foundation. He is a member of the Council on Foreign Relations, Business Executives for National Security, the Travel Business Roundtable and the Young Presidents' Organization. In 2000, he was appointed by the U.S. Secretary of Agriculture to serve on the board of directors of the National Forest Foundation. Mr. Aron holds an M.B.A. with distinction from the Harvard Business School and a B.A. cum laude in government from Harvard College. A Philadelphia native, Mr. Aron is based in Vail Resorts' corporate headquarters in Colorado's Vail Valley.

        Steven B. Dodge has been a director of the Company since February 2000. In addition, Mr. Dodge is currently the chairman and chief executive officer of American Tower Corporation, a leading independent owner and operator of communications towers in the United States. American Tower Corporation was organized in July 1995 as a subsidiary of American Radio Systems Corporation, of which Mr. Dodge was the founder and chief executive officer. In June 1998, American Tower Corporation was spun off to the American Radio stockholders at the time of American Radio's merger with CBS. At that time, American Tower Corporation began trading publicly. Prior to his involvement with American Radio, Mr. Dodge was the founder and chief executive officer of American Cablesystems, a publicly traded cable television company, which was merged into Continental Cable in 1988, now Media One. Mr. Dodge currently serves on the boards of directors of Sotheby's Holdings, Inc., an auctioneer of fine arts, antiques and collectibles, and Sensitech, Inc., a supplier of environmentally sensitive products. Mr. Dodge also serves as a trustee of the Dana Farber Cancer Institute. Until November 2002, Mr. Dodge also served on the board of directors of Citizens Financial Group, Inc., a financial services holding company.

        Timothy Donahue has been a director of the Company since January 1999. Mr. Donahue was elected to the board of directors as the designee of Nextel WIP pursuant to the terms of the amended and restated shareholders' agreement. Mr. Donahue has been a director of Nextel since June 1996, was the president and chief operating officer from February 1996 to July 1999, and has been the president and chief executive officer since July 1999. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services. Mr. Donahue serves on the board of directors of Eastman Kodak Company and NII Holdings, Inc. In addition, Mr. Donahue is the chairman of the board of directors of the Cellular Telecommunications & Internet Association.

        Caroline H. Rapking has been a director of the Company since July 2002. Since 1983, Ms. Rapking has been a vice president with the public sector group of American Management Systems (AMS), a global business and information technology consulting firm headquartered in Fairfax County, Virginia. Ms. Rapking is also active in a number of public sector professional organizations including the National Association of State Auditors, Comptrollers, and Treasurers (NASACT), the National Association of State Chief Information Officers (NASCIO), and Women Executives in State Government (WESG). A graduate of West Virginia Wesleyan College, Ms. Rapking has helped shape the school's marketing and communications program through her service on the WVWC National President's Advisory Council. Ms. Rapking earned an M.P.A. from the Maxwell School of Citizenship and Public Affairs, Syracuse University, where she serves on the Maxwell School Advisory Board.

        Andrew Sinwell has been a director of the Company and Nextel Partners Operating Corp. since January 1999. Mr. Sinwell was elected to the board of directors as the designee of Madison Dearborn Partners pursuant to the terms of the amended and restated shareholders' agreement. Mr. Sinwell is a managing director of Madison Dearborn Partners, a private equity firm and stockholder of Nextel Partners, which he joined in August 1996. From 1994 to 1996, Mr. Sinwell was a senior policy advisor at the Federal Communications Commission. He currently serves on the boards of directors of

Axiowave Networks, Inc., a developer of optical networking equipment, Focal Communications Corporation, a provider of telecommunications services, Looking Glass Networks, Inc., a provider of data transport services, and Western Integrated Network, LLC, a provider of broadband communications services.

        Dennis Weibling has been a director of the Company since January 1999. Mr. Weibling was elected to the board of directors as the designee of Eagle River Investments, an investment management firm, pursuant to the terms of the amended and restated shareholders' agreement. Mr. Weibling was the president of Eagle River Investments from October 1993 through December 2001 and is now the vice-chairman. Mr. Weibling is a director of Nextel and a member of the operations, audit, finance and compensation committees for Nextel. Mr. Weibling also serves on the board of Teledesic Corporation, a satellite telecommunications company.

Board Meetings and Corporate Governance

        The board of directors of the Company held a total of four meetings during fiscal 2002. The board of directors has an audit committee, a compensation committee, a finance committee and a nominating committee. All committees report their activities, actions and recommendations to the board of directors as appropriate. No director attended fewer than 75% of the aggregate of the meetings of the board of directors and committees thereof, if any, upon which such director served during the period for which he has been a director or committee member.

Audit Committee

        The audit committee currently consists of Ms. Rapking and Messrs. Aron and Dodge. In summary, the audit committee reviews with the Company's management significant accounting matters; reviews the nature of all services performed by the Company's external auditors, their audit examination and the basis for their compensation; approves the audited financial statements; and recommends to the Company's board of directors the firm of independent auditors selected to audit consolidated financial statements. A full description of the responsibilities and powers of the audit committee are set forth in its Charter, a copy which is attached as Appendix A to this proxy statement. The audit committee held three meetings during 2002 and took no actions by written consent.

Compensation Committee

        The compensation committee was formed by resolution of the board of directors on July 24, 2002 and includes Messrs. Aron and Sinwell. The compensation committee is, and is expected to remain, composed entirely of directors who are not the Company's employees. The compensation committee:

  •
  reviews and approves the cash, bonus and equity compensation for the Company's directors and for the Company's executive officers, including the chief executive officer, based on an analysis of compensation paid to board members and executives in similar positions at similarly situated companies, the achievement by the company of stated company-wide goals and objectives which are presented to and approved by the entire board of directors annually, and such other factors or information as the committee deems relevant;

  •
  administers the Company's compensation plans for the Company's executive officers and directors;

  •
  determines equity compensation for the Company's executive officers and directors;

  •
  reviews and approves the cash compensation and bonus objectives recommended by the Company's president and chief executive officer for the Company's other executive officers; and

  •
  reviews various matters relating to employee compensation and benefits.

        The compensation committee administers and makes all ongoing determinations concerning matters relevant to the Company's incentive equity plan with respect to the Company's executive officers and directors. The entire board of directors administers and makes ongoing determinations concerning matters relevant to the Company's incentive equity plan and the Company's employee stock purchase plan with respect to all employees other than the Company's executive officers and directors, and other than with respect to the approval of recruiting options granted to certain key employees. The compensation committee met for the first time on January 16, 2003. In 2002, the compensation committee took action by written consent on two occasions regarding the approval of recruiting options granted to certain key employees.

Finance Committee

        The finance committee consists of Messrs. Weibling and Sinwell. The finance committee was formed to review and, if appropriate, authorize the Company to pursue potential opportunities to raise funding through the incurrence of indebtedness, the issuance of equity securities and other similar matters. The finance committee held five meetings during 2002.

Nominating Committee

        The nominating committee was formed by resolution of the board of directors on July 24, 2002 and will be responsible for the review and assessment of the composition of the board, will assist in identifying potential new candidates to serve as directors and will recommend candidates for election as directors. The nominating committee consists of Ms. Rapking and Messrs. Aron and Dodge. The nominating committee has not yet adopted a policy with respect to the consideration of, nor has it instituted a formal procedure for considering, director candidates recommended by stockholders for election to the Company's board of directors. The nominating committee did not hold meetings in 2002 and intends to commence formal activities in the second half of 2003.

Audit Committee Report

        The audit committee currently consists of Ms. Rapking and Messrs. Aron and Dodge. Each member of the audit committee is an "independent director" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. listing standards. The audit committee operates pursuant to a written charter and is responsible for monitoring and overseeing the Company's internal controls and financial reporting processes, as well as the independent audit of the Company's consolidated financial statements by the Company's independent auditors during fiscal 2002, KPMG LLP ("KPMG"). As part of fulfilling its responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements for fiscal 2002 with management and discussed those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG. The audit committee received the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committee) from KPMG, discussed that firm's independence with representatives of the firm and considered the compatibility of non-audit services with the auditors' independence. In addition, the audit committee reviewed its Charter, a copy which is attached as Appendix A to this proxy statement.

        Based upon the audit committee's review of the audited consolidated financial statements and its discussions with management and KPMG, the audit committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended December 31, 2002 in the Company's Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,
Adam Aron Steven B. Dodge Caroline H. Rapking

Director Compensation

        As non-employee directors who are not affiliated with the Company's strategic stockholders, Ms. Rapking and Messrs. Aron and Dodge received compensation for 2002 of $2,500 per quarter, plus $1,000 for each board meeting and separate committee meeting attended in person, and $500.00 for each such meeting attended by telephone. Ms. Rapking received a total of $11,500, Mr. Aron received a total of $12,000 and Mr. Dodge received a total of $13,500. These directors will receive the same quarterly and meeting-specific compensation in 2003. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the board of directors.

        The Company has granted options to purchase shares of Class A Common Stock to the following non-employee directors:

Name of Director	Date of Grant	Number of Shares Underlying Options	Vesting Schedule	Exercise Price
Steven B. Dodge	February 2000	25,000	Three equal annual installments commencing February 2001	$20.00 per share
	December 2000	15,000	Three equal annual installments commencing December 2001	$16.81 per share
	October 2001	7,500	Four equal annual installments commencing October 2002	$5.35 per share
	January 2002	7,500	Four equal annual installments commencing January 2003	$8.00 per share
	July 2002	15,000	Four equal annual installments commencing July 2003	$2.70 per share
Caroline Rapking	July 2002	15,000	Four equal annual installments commencing July 2003	$2.70 per share
Adam Aron	July 2002	15,000	Four equal annual installments commencing July 2003	$2.70 per share
Dennis Weibling	July 2002	15,000	Four equal annual installments commencing July 2003	$2.70 per share

        In addition, Ms. Rapking and Messrs. Aron, Dodge and Weibling were each issued 45,000 restricted shares of Class A Common Stock in July 2002, which shares vest in equal annual installments over a three-year period and, assuming approval of the Restricted Stock Plan by the Company's stockholders at the Annual Meeting, will be considered to have been granted under and subject to the terms of the Company's Restricted Stock Plan described below under "Proposal Three—Approval of Restricted Stock Plan."

PROPOSAL TWO
RATIFICATION OF INDEPENDENT AUDITORS

        A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of KPMG as independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 2003. Although ratification is not required by law, the board of directors believes that stockholders should be given this opportunity to express their views on the subject. While not binding on the board of directors, the failure of the stockholders to ratify the appointment of KPMG as the Company's independent auditors would be considered by the board of directors in determining whether to continue the engagement of KPMG.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT AUDITORS.

Auditors

        On May 20, 2002, the board of directors approved the selection of KMPG to replace Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditor for the fiscal year ended December 31, 2002. KPMG has also been selected as the auditor for the current year. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

        The Company dismissed Arthur Andersen effective May 20, 2002. Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty or audit scope. The audit reports for the years ended December 31, 2001 and 2000 contained an explanatory paragraph related to the Company's change in method of accounting, effective January 1, 2001, for derivative instruments and hedging activities and an explanatory paragraph related to the change in method of accounting, effective January 1, 2000, for equipment revenues, activation fees and related costs. During the years ended December 31, 2001 and 2000 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years. Additionally, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        The Company provided Arthur Andersen with a copy of the foregoing disclosures and received from Arthur Andersen a revised letter addressed to the Securities and Exchange Commission stating that it agrees with the foregoing statements. A copy of this revised letter was filed on June 6, 2002 as an exhibit to the Company's Amendment No. 3 to Form 8-K.

        During the years ended December 31, 2001 and 2000 and through the date of KPMG's appointment as the Company's independent auditor on May 20, 2002, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. The Company has provided a copy of the foregoing disclosure to KPMG and provided it with an opportunity to provide the Company with any new information or clarification it deemed appropriate.

Audit Fees

        The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2002 and reviews of the financial statements included in the Company's Forms 10-Q for fiscal year 2002 were approximately $256,100.

        The aggregate fees billed by Arthur Andersen for reviews of the financial statements included in the Company's Forms 10-Q for fiscal year 2002 were approximately $19,000.

Audit-Related Fees

        The aggregate fees billed for fiscal year 2002 for assurance and related services by KPMG that were reasonably related to the performance of its audit of the Company's financial statements and not reported under the caption "Audit Fees" were approximately $13,250. These services were for the audit of the Company's employee benefit plan. The Company did not receive any assurance and related services by Arthur Andersen that were reasonably related to the performance of its audit of the Company's financial statements and not reported under the caption "Audit Fees" for fiscal year 2002.

Tax Fees

        KPMG provided no professional services for tax compliance, tax advice or tax planning to the Company in fiscal year 2002

        The aggregate fees billed by Arthur Andersen for professional services rendered for tax compliance, tax advice and tax planning for fiscal year 2002 were approximately $3,000.

Financial Information Systems Design and Implementation Fees

        KPMG provided no professional services of this nature to the Company in fiscal year 2002, and Arthur Andersen provided no professional services of this nature to the Company in fiscal year 2002.

All Other Fees

        There were no fees billed for services rendered to the Company by KPMG, other than fees for audit and audit-related services, for fiscal year 2002. There were no fees billed for services rendered to the Company by Arthur Andersen, other than fees for audit and tax services, for fiscal year 2002.

Vote Required for Ratification of Independent Auditors

        If a quorum is present and voting, and the votes cast in favor of the proposal to ratify the independent auditors exceed the votes cast against such proposal, the proposal will be considered approved.

PROPOSAL THREE
APPROVAL OF RESTRICTED STOCK PLAN

        On March 20, 2003, the board of directors adopted the Nextel Partners, Inc. Restricted Stock Plan, which allows for awards of stock to directors and officers of the Company and its subsidiaries. A copy of the Restricted Stock Plan is attached to this proxy statement as Appendix B. A proposal will be presented at the Annual Meeting to approve the Restricted Stock Plan.

        Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), limits to $1 million annually the federal income tax deduction that public corporations may claim for compensation paid to any of their top five executive officers, except in certain limited circumstances. One such exception is for "performance-based compensation" based solely on the attainment of one or more performance criteria that are established by an independent compensation committee and approved by stockholders. The Restricted Stock Plan includes features intended to permit awards to officers that will qualify as "performance-based compensation" and is being submitted to stockholders for approval in order generally to preserve the deductibility of awards under the Restricted Stock Plan, as well as to comply with Nasdaq requirements. If stockholder approval is not obtained, the Company will not implement the Restricted Stock Plan and no awards will be issued thereunder.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE RESTRICTED STOCK PLAN.

Purpose of the Restricted Stock Plan

        The purpose of the Restricted Stock Plan is to aid the Company and its subsidiaries in attracting and retaining qualified individuals as officers and directors and to provide additional incentive to such officers and directors as a result of their ownership or increased ownership of the Company's Class A Common Stock.

Description of the Restricted Stock Plan

        The following description of the Restricted Stock Plan is qualified in its entirety by reference to the copy of the Restricted Stock Plan set forth in Appendix B to this proxy statement.

        Stock Subject to the Restricted Stock Plan.    The Restricted Stock Plan authorizes the granting of awards with respect to an aggregate of up to 375,000 shares of the Company's Class A Common Stock (subject to adjustment as provided below). Shares which are forfeited as a result of a participant's termination of employment or participation on the board of directors shall again become available for award under the Restricted Stock Plan. The maximum value of an award under the Restricted Stock Plan to any participant for any year is $500,000.

        Eligibility.    All of the directors and officers of the Company and its subsidiaries (currently, approximately 15 people) are eligible to participate in the Restricted Stock Plan.

        Administration.    The Restricted Stock Plan is administered by the board of directors or a committee of the board of directors (in either case, the "Committee") consisting of not less than the minimum number of persons required by Rule 16b-3 under the Exchange Act ("Rule 16b-3") and Section 162(m), provided that each member of the Committee, to the extent necessary to comply with Rule 16b-3 and Section 162(m), is a "Non-Employee Director" (as defined in Rule 16b-3) and an "Outside Director" (as defined in Section 162(m)).

        Awards.    The Committee shall have the authority to determine any vesting schedule, rights of repurchase, and other terms, conditions and restrictions on the Class A Common Stock awarded under the Restricted Stock Plan, as set forth in the applicable award agreement to be entered into with each participant. Such terms may include, but are not limited to, acceleration of vesting or termination of rights to repurchase shares upon events such as death or disability of a participant or change in control of the Company or related entities. A participant to whom an award is made will generally have all the rights of a stockholder with respect to such shares, including the right to vote and to receive dividends, except as set forth in the applicable award agreement.

        Transferability.    Except as set forth in the applicable award agreement, no stock awarded under the Restricted Stock Plan shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of so long as such shares are subject to any right of repurchase by the Company.

        Adjustments.    If the outstanding Class A Common Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, reverse stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, an appropriate adjustment shall be made in the number and kind of shares that have been awarded pursuant to the Restricted Stock Plan and that may thereafter be awarded.

        Duration.    The Restricted Stock Plan shall continue until March 20, 2013, unless otherwise amended or terminated. Termination will not affect any restriction previously imposed on stock awarded pursuant to the Restricted Stock Plan.

        Amendments.    The Committee may amend or terminate the Restricted Stock Plan at any time, subject to stockholder approval required (i) to maintain the qualification of awards under the Restricted Stock Plan as "performance-based compensation" under Section 162(m) or (ii) as required under any other applicable laws, rules or regulations.

Performance Criteria

        The Committee may designate whether any award being granted is intended to be "performance-based compensation" under Section 162(m). Any such awards shall be conditioned on the achievement of one or more performance measures, which may be selected by the Committee based on any one or more of the following: total stockholder return, stock price, profit margin (gross or net), sales growth, return on investment, earnings per share, return on equity, operating cash flow, net income, market share, working capital, customer satisfaction and employee satisfaction. For awards intended to qualify as "performance-based compensation," the grant of the awards and the establishment of the performance goals shall be made in compliance with the requirements of Section 162(m).

Federal Income Tax Consequences of the Restricted Stock Plan

        The following is a brief summary of certain of the Federal income tax consequences of awards granted under the Restricted Stock Plan based on Federal income tax laws in effect on January 1, 2003.

        A participant who is granted a restricted stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code of 1986, as amended. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the current fair market value of the shares. Any awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The Company will be entitled to a corresponding deduction when the value of the award is included in the recipient's taxable income. The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be long-term or short-term capital gain or loss, depending upon the length of time the shares are held.

        A participant may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant. If the election is made, the basis of the shares so acquired will be equal to the fair market value at the time of grant. If the election is made, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

        The foregoing discussion is not a complete description of the Federal income tax aspects of awards under the Restricted Stock Plan. In addition, administrative and judicial interpretations of the application of the Federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable to any awards.

Vote Required for Approval of Restricted Stock Plan

        If a quorum is present and voting, and the votes cast in favor of the proposal to approve the restricted stock plan exceed the votes cast against such proposal, the proposal will be considered approved.

ADDITIONAL INFORMATION RELATING TO
DIRECTORS AND OFFICERS OF THE COMPANY

Compensation of Executive Officers

        Summary Compensation Table.    The following table sets forth the compensation paid by the Company during the fiscal years ended December 31, 2002, 2001 and 2000 to the Company's chief executive officer and the Company's other four most highly compensated executive officers (collectively, the "named executive officers").

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name, Principal Position	Year	Base Salary ($)	Bonus ($)		Securities Underlying Options(#)		All Other Compensation(4)
John Chapple President, Chief Executive Officer and Chairman of the Board	2002 2001 2000	$239,423 184,423 170,833		$170,844 93,844 87,500	300,000 300,000 60,000	(1) (2) (3)	$4,678 3,038 3,417
John Thompson Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	$223,269 184,423 170,833		$145,844 93,844 87,500	200,000 200,000 50,000	(1) (2) (3)	$3,265 1,885 3,417
Perry Satterlee Vice President, Chief Operating Officer	2002 2001 2000	$223,269 184,423 170,833		$145,844 93,844 87,500	200,000 200,000 60,000	(1) (2) (3)	$4,843 3,413 3,417
David Aas Vice President, Chief Technology Officer	2002 2001 2000	$203,269 165,961 156,667		$126,619 84,219 80,000	150,000 150,000 60,000	(1) (2) (3)	$2,930 1,723 3,133
Mark Fanning Vice President, Partner Development	2002 2001 2000	$194,231 160,385 145,833	$ $ $	118,813 77,000 47,500	112,500 112,500 50,000	(1) (2) (3)	$4,355 2,746 2,917
David Thaler(5)	2002 2001 2000	$218,269 180,385 170,833		$128,438 91,438 87,500	175,000 175,000 50,000	(1) (2) (3)	$4,860 3,165 3,417

(1)
Represents options to purchase shares of Class A Common Stock granted on January 17, 2002, which options have an exercise price of $8.00 per share and vest in four equal annual installments commencing on January 17, 2003.

(2)
Represents options to purchase shares of Class A Common Stock granted on October 31, 2001, which options have an exercise price of $5.35 per share and vest in four equal annual installments commencing on October 31, 2002.

(3)
Represents options to purchase shares of Class A Common Stock granted on December 31, 2000, which options have an exercise price of $16.81 per share and vest in three equal annual installments commencing on December 31, 2001.

(4)
Represents contributions made by the Company to the named executive officers' 401(k) plan accounts.

(5)
Mr. Thaler passed away in December 2002.

Option Grants in Fiscal Year 2002

        The following table sets forth certain information with respect to stock options granted to each of the Company's named executive officers during the fiscal year ended December 31, 2002. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are mandated by the SEC and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the Company's Class A Common Stock. In fiscal year 2002, the Company granted options to acquire up to an aggregate of 6,671,885 shares of Class A Common Stock to employees, excluding options that were subsequently forfeited due to termination, all under the Company's stock option plan and all at an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of grant.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		Percent of Total Options Granted to Employees in Fiscal 2002
Name	Number of Securities Underlying Options Granted(#)		Exercise Price per Share	Expiration Date
					5%($)	10%($)
John Chapple	300,000	4.5%	$8.00	1/17/12	$1,509,347	$3,824,982
John Thompson	200,000	3.0%	8.00	1/17/12	$1,006,231	$2,549,988
Perry Satterlee	200,000	3.0%	8.00	1/17/12	$1,006,231	$2,549,988
David Aas	150,000	2.2%	8.00	1/17/12	$754,674	$1,912,491
David Thaler(1)	175,000	2.6%	8.00	1/17/12	$880,452	$2,231,239
Mark Fanning	112,500	1.7%	8.00	1/17/12	$566,005	$1,434,368

(1)
Mr. Thaler passed away in December 2002. Represents options held by his estate.

Aggregate Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

        None of the Company's named executive officers exercised any options in fiscal 2002. With respect to the Company's named executive officers, the following table sets forth information concerning exercisable and unexercisable options held as of December 31, 2002. The "Value of Unexercised In-the-Money Options at December 31, 2002" is based upon a price of $6.07 per share, which was the reported last sale price of the Company's Class A Common Stock on the Nasdaq National Market on December 31, 2002, minus the per share exercise price, multiplied by the number of shares underlying the "in-the-money" option.

	Number of Securities Underlying Unexercised Options at December 31, 2002
			Value of Unexercised In-the-Money Options at December 31, 2002($)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
John Chapple	220,000	545,000	$497,100	$162,000
John Thompson	398,333	366,667	1,403,100	108,000
David Aas	137,500	282,500	280,200	81,000
Perry Satterlee	210,000	370,000	542,400	108,000
David Thaler(1)	460,000	0	379,200	0
Mark Fanning	151,458	213,542	400,050	60,750

(1)
Represents options held by Mr. Thaler's estate. Mr. Thaler passed away in December 2002, and under the terms of his stock option agreements, the vesting of all options granted prior to his death were automatically accelerated and became fully vested on the date of his passing.

Executive Employment Contracts and Termination of Employment Arrangements

        The Company had entered, through its wholly owned subsidiary, into employment agreements with Messrs. Chapple, Thompson, Aas, Satterlee and Fanning in connection with their employment. These employment agreements terminated on January 29, 2003. Pursuant to these agreements, each officer had agreed that while employed by the Company, and, with respect to Messrs. Thompson and Chapple, for one year thereafter, he would not compete against, or solicit employees or business from, the Company or Nextel, or any of the Company's affiliates. Each agreement had an initial four-year term and further provided that in the event the employee was terminated without cause or resigned for good reason, as defined in the agreements, the employee would be entitled to receive up to one year's base salary plus an amount equal to the employee's most recent annual bonus. The compensation committee is currently working on the terms and conditions for new employment agreements with the Company's executive officers.

Equity Compensation Plan Information

        The following table reflects our equity compensation plan information as of December 31, 2002:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Third Amended and Restated Nonqualified Stock Option Plan	16,279,171	$7.51	11,227,821
Employee Stock Purchase Plan	—	N/A	2,162,545
Equity compensation plans not approved by security holders(1)	210,000	$1.67	—

Total	16,489,171	$7.43	13,390,366

(1)
Includes an outstanding non-plan option granted to one of our officers on January 29, 1999 pursuant to an employment agreement to purchase 210,000 shares of our Class A common stock at an exercise price of $1.67 per share. As of December 31, 2002, all the shares underlying this option were fully vested. This option expires January 29, 2009.

Restricted Stock Purchase Agreements and Change of Control Arrangements

        On November 20, 1998, the Company entered into restricted stock purchase agreements with each of Messrs. Chapple, Thompson, Thaler, Aas, Satterlee and Fanning in consideration of their employment, which agreements were amended on January 29, 1999. Pursuant to these agreements, the Company sold an aggregate of 8,774,994 shares of Class A Common Stock to these executive officers at a price of $0.002 per share. These shares were subject to certain vesting provisions, but as of December 31, 2002, 100% of these shares had vested. Subject to certain conditions, vested shares may be repurchased by the Company upon termination for cause or resignation without good reason at varying prices. The vesting of shares belonging to Mr. Thaler was accelerated upon the termination of his employment due to his passing in December 2002.

Employee Stock Option Plan

        The Company's nonqualified stock option plan was adopted by the Company's board of directors in January 1999 and was approved by the Company's stockholders in February 2000. The plan was amended in May 2000, October 2001 and May 2002. This plan offers employees the opportunity to purchase shares of Class A Common Stock at a price equal to the fair market value of the stock as of the date of the option grant. The total number of shares reserved for issuance under the plan is 28,545,354 shares of Class A common stock, provided that this number will be increased by the amount of shares repurchased by the Company under the restricted stock purchase agreements or the Company's shareholders' agreement. The options granted are exercisable for ten years. The options are generally non-transferable, and, depending on the cause of termination, the right to exercise terminates either immediately, three months, seven months or one year from the date of termination of employment. The plan contemplates the acceleration of vesting of some or all outstanding options upon a change of control of the Company.

Employee Stock Purchase Plan

        The Company's employee stock purchase plan was adopted by the Company's board of directors in January 2000 and was approved by the Company's stockholders in February 2000. Initially, a total of 3,000,000 shares of Class A Common Stock has been reserved for issuance under the employee stock purchase plan. The employee stock purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, is administered by the Company's board of directors. The Company's employees, including officers and employee directors, are eligible to participate in the employee stock purchase plan if they are employed by the Company or its subsidiaries for at least 20 hours per week.

        The employee stock purchase plan is implemented by quarterly offering periods. The Company's board of directors may change the timing or duration of the offering periods. The employee stock purchase plan permits eligible employees to purchase shares of Class A Common Stock through payroll deductions at 85% of the lesser of the fair market value per share of the Class A Common Stock on the first day of the offering period or on the purchase date. Participants generally may not purchase shares if, immediately after the grant, the participant would own stock or options to purchase shares of Class A Common Stock totaling 5% or more of the total combined voting power of all of the Company's outstanding capital stock, or more than $25,000 of the Company's outstanding capital stock in any calendar year. The purchase price is the lower of the market price of the shares on the first or last day of each fiscal quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 2002, all filing requirements applicable to the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities have been complied with, with the exception that Mr. Aron's and Ms. Rapking's Form 3s were filed late.

Board of Directors Report on Executive Compensation

        The Company's board of directors did not have a separate compensation committee until July 24, 2002. Instead, until that time, the entire board of directors made compensation determinations, including compensation determinations for the year ended December 31, 2002. The following is the report of the board of directors of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2002. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the SEC and such information shall not be incorporated by reference into any future filing under the Securities Act, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Cash Compensation

        The board of directors established the salaries, bonuses and stock option grants of the executive officers by considering (a) the Company's financial performance as measured by the Company's achievement of stated, company-wide financial and operating goals including revenue growth, subscriber additions, operating cash flow and customer satisfaction results for the fiscal year, (b) compensation paid to other executives at similarly sized companies with operating results that compare with the operating achievements of the Company, (c) the Company's performance against long range business plans and strategic initiatives, (d) the achievement of individual performance goals related to each executive officer's duties and area of responsibility and (e) other relevant factors such as the overall labor market for qualified executives in the wireless industry, and the overall economic conditions both in the wireless industry and the country as a whole. In 2002, the Company exceeded its targeted revenue and operating cash flow objectives for the year and, overall against all objectives, accomplished 90% of its stated internal targets.

        Bonus compensation for the executive officers was determined based on a formula that ties a target bonus objective, which is established as a percentage of base salary, to the achievement of the Company's overall corporate goals (most of which were met or exceeded in 2002). Under this formula in 2002, the Company's executive officers' bonus amounts could be less than, but not greater than the target bonus objective based on the Company's and the executives' performance against those goals. On average, the board of directors believes the cash compensation for the Company's executive officers is comparable to industry salary and bonus levels.

Equity-Based Compensation

        The board of directors views stock options as an important part of its long-term, performance-based compensation program. The board of directors based grants of stock options to the executive officers of the Company under the Company's stock option plan upon its estimation of each executive's projected contribution to the long-term growth and profitability of the Company and on achievement by the Company of its primary business objectives for the particular year, which in 2002 included revenue growth, customer additions, operating cash flow and customer satisfaction. The board of directors established the pool of options available for grant to all employees, including executives, in January 2002 subject to the achievement of the stated goals. By achieving 90% of the stated goals, 90% of the pool was available for grant to employees and executives for 2002 performance. The stock option plan is intended to provide additional incentives to the executive officers for the purpose of retention and to maximize stockholder value. Options are generally granted under the stock option plan at the then-current market price and are generally subject to four-year vesting periods to encourage key employees to remain with the Company.

Compensation of the Chief Executive Officer

        John Chapple, the Company's Chief Executive Officer, received total cash compensation of $410,267 in 2002, including an annual salary of $239,423. Mr. Chapple's annual salary was approved by the board of directors (with Mr. Chapple abstaining from these deliberations) by considering several factors, including significantly out-performing the Company's revenue growth and operating cash flow goals for the fiscal year, the successful expansion of the Company into additional markets thereby increasing to over 53 million the number of people covered by markets in which the Company holds licenses and the contribution of the chief executive officer to the Company's strategic focus, market position, corporate culture and seamless operations with Nextel. In addition, the Company successfully completed the build out and launch of all of its markets scheduled to be launched by the end of 2002 on time and under budget as required under the joint venture agreement with Nextel WIP Corp. The Company has achieved one of the lowest churn rates in the wireless industry and one of the highest average revenues per subscriber, which produced the highest lifetime revenue per subscriber in the wireless industry. No set formula is used for this determination, and no particular function is weighted greater or lesser than the other.

Summary

        The board of directors believes that the Company's compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company's mission statement and guiding principles. The Company's compensation policies will evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term stockholder value.

Respectfully submitted,
Adam Aron John Chapple Steven B. Dodge Timothy Donohue Caroline H. Rapking Andrew Sinwell Dennis Weibling

Compensation Committee Interlocks and Insider Participation

        The Company did not have a separate compensation committee until July 24, 2002. Instead, until that time, the entire board of directors made compensation determinations, including compensation determinations for the year ended December 31, 2002. John Chapple, the Company's chief executive officer and chairman of the board, participated in the board's deliberations of executive officer compensation in 2002, but abstained from the deliberations relating to his own compensation. No interlocking relationship exists between any member of the board of directors and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

        Amended and Restated Shareholders' Agreement.    On January 29, 1999, the Company entered into a shareholders' agreement with Nextel WIP, DLJ Merchant Banking, Madison Dearborn Partners, Eagle River Investments, Motorola, the Company's senior management stockholders and all of the other parties who were stockholders prior to the Company's initial public offering. In that agreement, the parties agreed to certain matters relating to the Company's management and operations and the sale, transfer or other disposition of the Company's capital stock by these stockholders. This agreement also grants Nextel WIP certain preemptive rights to purchase shares of stock offered to the public by the Company, DLJ Merchant Banking or Madison Dearborn Partners. In addition, pursuant to this agreement, the Company granted to the DLJ Entities and Madison Dearborn Partners certain demand registration rights and to all of the parties "piggyback" registration rights. This agreement was amended and restated in February 2000 in connection with the initial public offering of the Company's Class A Common Stock. The current parties to the amended and restated shareholders' agreement are Nextel WIP, DLJ Entities, Madison Dearborn Partners, Eagle River Investments, Motorola and all of the Company's senior management stockholders other than Donald Manning. The amended and restated shareholders' agreement terminates on January 29, 2014.

Nextel Operating Agreements

        The Company, through its principal subsidiary, entered into agreements with Nextel WIP that govern the build-out and operation of the Company's portion of the Nextel digital mobile network. Nextel WIP currently holds 31.6% of the Company's outstanding Common Stock, and two of the Company's directors are affiliated with it. Except as specifically set forth below, these operating agreements were executed on January 29, 1999 and, in some cases, were amended on September 9, 1999 and again on September 27, 2000, and have an initial term of ten years, which may be extended for up to an additional two and a half years and renewed for up to four ten-year renewal terms at the Company's option.

        Joint Venture Agreement.    The Company's joint venture agreement with Nextel WIP requires the Company to build and operate the Company's portion of the Nextel digital mobile network on time, make it compatible with Nextel's systems, meet or exceed quality standards applicable from time to time to Nextel's subsidiaries operating in the United States, and offer a set of core service features and upgrade the Company's system to comply with future Nextel standards.

        This agreement also governs the transfer of licenses from Nextel WIP to the Company. To the extent that the Company requires additional frequencies to operate its business, the joint venture agreement sets forth the term s under which the Company may acquire such frequencies from Nextel WIP, from third parties or in auctions of spectrum by the Federal Communications Commission. All of the frequencies the Company acquired or may acquire from Nextel WIP are subject to transfer restrictions and rights of first refusal in favor of Nextel WIP.

        Additional terms of the joint venture agreement are as follows: Nextel WIP has agreed to assist the Company with securing vendor discounts; the Company has agreed to obtain Nextel WIP's approval prior to taking certain significant actions, including making a material change to the Company's business objectives or technology; with limited exceptions, Nextel WIP has agreed that during the term of the joint venture agreement, Nextel and/or its subsidiaries will not provide digital mobile wireless communications services within the Company's markets using the Nextel brand name; Nextel WIP has agreed to negotiate with the Company to give it the first right in the Company's territories to own and operate businesses using the 900 MHz frequency that Nextel currently holds; and the Company is generally required to adhere to the same standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities as the Nextel subsidiaries operating in the United States.

        As described in further detail below, in the event of a termination of the joint venture agreement, Nextel WIP could, in certain circumstances, purchase or be forced to purchase all of the Company's outstanding stock. If that happens, Nextel WIP, at its option, would be entitled to pay the purchase price for the Company's stock in cash or in shares of Nextel common stock.

        Other Operating Agreements.    The Company has also entered into operating agreements with Nextel WIP with respect to: the license to Nextel trademarks and service marks; the ability of each company's subscribers to roam in the other's territory; Nextel's use of analog systems and services in the Company's territories; access to telecommunications towers space; access to information systems; and telecommunications switching services. For the year ended December 31, 2002, the Company paid to Nextel WIP approximately $86.4 million for such services and received from Nextel WIP approximately $79.5 million in roaming revenue.

        Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel. All of the Company's operating agreements are with Nextel WIP, not Nextel. Pursuant to the terms of the agreement specifying obligations and limiting liability of, and recourse to, Nextel, the maximum cumulative, aggregate cash liability of Nextel and its controlled affiliates, other than Nextel WIP, for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200 million, subject to adjustments for amounts previously advanced. Some significant Nextel obligations, including any commitments that Nextel may make in the future to enable Nextel WIP to subsidize required upgrades and to buy the Company's stock from its other stockholders under certain circumstances, will not be subject to the cap.

Certain Obligations Under the Company's Charter

        The Company's restated certificate of incorporation, under certain circumstances, allows Nextel WIP, or allows holders of a majority of the Company's Class A Common Stock to cause Nextel WIP, to purchase all of the Company's outstanding Class A Common Stock. In any such event, Nextel WIP will have the choice of paying for any shares of Class A Common Stock in cash, in shares of Nextel common stock, or in a combination of cash and Nextel common stock. Events that trigger these rights and obligations include:

  •
  January 29, 2008, subject to certain postponements by the Company's board of directors;

  •
  If Nextel changes its digital transmission technology for the Company's frequency range, the change is materially adverse to the Company and Nextel WIP determines not to provide the Company free of charge the equipment necessary to provide the Company's subscribers with service comparable to what they had been receiving;

  •
  If Nextel WIP requires a change in the Company's business, operations or systems, the change is materially adverse to the Company, Nextel WIP does not subsidize the Company for the costs of such change and the Company declines to implement the required change; or

  •
  Termination of the Company's operating agreements with Nextel WIP as a result of the Company's breach.

        The holders of a majority of the Company's Class A Common Stock may cause Nextel WIP to purchase all outstanding Class A Common Stock upon the occurrence of certain triggering events. If a triggering event occurs and a majority of the holders of the Company's Class A Common Stock determine to require Nextel WIP to purchase all of the Company's outstanding Class A Common Stock, all stockholders will be required to sell their shares to Nextel WIP. In any such event, Nextel WIP will have the choice of paying for any shares of Class A Common Stock in cash, in shares of

Nextel common stock, or in a combination of cash and Nextel Common Stock. Events that trigger these rights and obligations include:

  •
  Change of control of Nextel;

  •
  If the Company does not implement a change in the Company's business, operations or systems required by Nextel WIP, the change is materially adverse to the Company, and the Company's board of directors provides non-Nextel affiliated stockholders with the opportunity to require Nextel WIP to buy their shares of Class A Common Stock and a majority of the stockholders vote to do so; or

  •
  Termination of the Company's operating agreements with Nextel WIP as a result of a breach by Nextel WIP.

        Holders of the Company's Class A Common Stock also have the right and/or obligation to participate in any sale by Nextel WIP of all of its shares of the Company's capital stock to a third party occurring after January 29, 2011. Pursuant to the amended and restated shareholders' agreement, prior to January 29, 2011, Nextel WIP cannot transfer its shares of the Company's capital stock to a third party. In the event that the holders of a majority of the Class A Common Stock elect to participate in such sale, then pursuant to the Company's restated certificate of incorporation, all holders of Class A Common Stock will be required to participate.

Motorola Agreements

        Under the iDEN infrastructure equipment purchase and supply agreements and the subscriber purchase and distribution agreement between the Company and Motorola, who currently holds 5.2% of the Company's outstanding Common Stock, the Company agreed to purchase, and Motorola agreed to sell, infrastructure equipment and related software and services required for the build-out of the Company's portion of the Nextel digital mobile network, as well as telephones and other accessories.

        The Company obtained pricing for the Motorola equipment and handsets on financial and other terms that the Company believes are substantially similar to those obtained by Nextel. For the year ended December 31, 2002, the Company purchased approximately $182.1 million of infrastructure and other equipment, handsets, warranties and services from Motorola.

DLJ Merchant Banking Relationship

        In the Company's private placements of debt securities, Credit Suisse First Boston and Donaldson, Lufkin & Jenrette Securities Corporation have each served as initial purchasers of the Company's senior notes and senior discount notes and received customary discounts and commissions in connection with each such offering. Donaldson, Lufkin & Jenrette Securities Corporation also acted as the Company's financial advisor and as arranger, and DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acted as syndication agent, under the Company's credit facility, and received customary fees and reimbursements in connection therewith. DLJ Merchant Banking and certain related parties, all of which are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, currently hold approximately 11.4% of the Company's outstanding Common Stock through their affiliate, Credit Suisse First Boston. Donaldson, Lufkin & Jenrette Securities Corporation was a co-lead manager of the initial public offering of the Company's Class A Common Stock, and the Company may from time to time enter into other investment banking relationships with it or one of its affiliates. The aggregate amount of all fees paid to the Credit Suisse First Boston and entities affiliated with Donaldson, Lufkin and Jenrette in connection with the capitalization transactions and for financial services in 2002 was approximately $437,500.

Business Relationship

        In the ordinary course of business, the Company has engaged the consulting services of and leased tower space from American Tower Corporation, of which Mr. Dodge, one of the Company's directors, is a stockholder, president, chief executive officer and chairman of the board of directors. During 2002, the Company paid American Tower Corporation $10.3 million for these services and for tower leases.

Other Transactions with Directors and Senior Management

        Since inception, the Company has entered into restricted stock purchase agreements with each of Messrs. Chapple, Thompson, Thaler, Aas, Satterlee, Fanning and Manning pursuant to which the Company has sold an aggregate of 8,834,994 shares of Class A Common Stock to these executive officers at a price of $0.002 per share. In addition, in July 2002, the Company issued 45,000 restricted shares of Class A Common Stock to each of Messrs. Aron, Dodge, Weibling and Ms. Rapking, which shares vest in equal annual installments over a three-year period and, assuming approval of the Restricted Stock Plan by the Company's stockholders at the Annual Meeting, will be considered to have been granted under and subject to the terms of the Company's Restricted Stock Plan described above under "Proposal Three—Approval of Restricted Stock Plan." In addition, on January 29, 1999, Mr. Thompson obtained an interest-free secured loan of $2.2 million from the Company, evidenced by a non-negotiable promissory note due and payable on January 29, 2003. Mr. Thompson's note was paid off in full on January 29, 2003.

        During the fiscal year ended December 31, 2002, the Company also granted options to purchase shares of Class A Common Stock under the Company's employee stock option plan to the following officers and directors on the date, for the number of shares and with an exercise price indicated opposite each person's name:

Name	Grant Date	Number of Shares Underlying Options	Exercise Price
John Chapple	1/17/02	300,000	$8.00
John Thompson	1/17/02	200,000	8.00
David Thaler	1/17/02	175,000	8.00
David Aas	1/17/02	150,000	8.00
Perry Satterlee	1/17/02	200,000	8.00
Mark Fanning	1/17/02	112,500	8.00
Donald Manning	1/17/02	112,500	8.00
Dennis Weibling	7/24/02	15,000	4.00

        Options shown above granted on January 17, 2002 vest in four equal annual installments commencing on January 17, 2003. Options granted on July 24, 2002 vest in three equal annual installments commencing on July 24, 2003.

        On January 16, 2003 as a result of Mr. Thaler's passing away on December 21, 2002, the compensation committee of the board of directors approved a proposal to continue payment of Mr. Thaler's annual salary to his wife for a period of one year and to continue to provide medical coverage to his wife for up to three years. Accordingly, the Company plans to make four quarterly payments to Mr. Thaler's spouse during 2003 in the amount of $56,250 each, for a total of $225,000. Additionally, under the terms of Mr. Thaler's stock option agreements, the vesting of all options granted prior to his death were automatically accelerated and became fully vested on his date of passing. The agreements also would have allowed Mr. Thaler's heir or estate to exercise such options until December 21, 2003; however, on January 16, 2003 the board of directors approved a proposal to extend the period during which such options could be exercised until December 21, 2005.

Performance Graph

        The graph below compares the cumulative total stockholder return on the Company's Class A Common Stock commencing February 23, 2000, the first trading date following the effective date of the Company's initial public offering, and ending December 31, 2002, with the cumulative total stockholder return of companies comprising the Nasdaq Stock Market (US) Index and the total return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunication companies traded on the Nasdaq Stock Market.

Comparison of Cumulative Total Return
Among Nextel Partners, Inc.,
Nasdaq Stock Market (US Companies) Index and
Nasdaq Telecommunications Index

	February 23, 2000	December 31, 2000	December 31, 2001	December 31, 2002
Nextel Partners, Inc.	$100.00	$55.81	$39.84	$20.15
Nasdaq Stock Market (US) Index	$100.00	$54.29	$42.86	$29.35
Nasdaq Telecom Index	$100.00	$41.83	$21.36	$9.82

        The graph above assumes that $100 was invested on February 23, 2000 in the Company's Class A Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future returns.

Transaction of Other Business

        The board of directors of the Company knows of no other matters to be submitted at the meeting. If any other matters come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the board of directors may recommend.

Annual Report to Stockholders and Form 10-K

        The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2002 (which is not a part of the Company's proxy soliciting materials) is being mailed to the Company's stockholders with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K, without exhibits, is included with the Annual Report to Stockholders, and is available to any stockholder free of charge upon request by writing to Investor Relations at our corporate address.

By Order of the Board of Directors

John Chapple President, Chief Executive Officer and Chairman of the Board
Kirkland, Washington April 14, 2003

APPENDIX A
NEXTEL PARTNERS AUDIT COMMITTEE CHARTER

        The Audit Committee has been appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

        The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

        The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

        The Audit Committee shall make regular reports to the Board.

        The Audit Committee shall:

  1.
  Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

  2.
  Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

  3.
  Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

  4.
  Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

  5.
  Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  6.
  Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

  7.
  Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

  8.
  Approve the fees to be paid to the independent auditor.

  9.
  Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

  10.
  Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

  11.
  If the Company has hired a senior internal auditing executive, review the appointment and replacement of the senior internal auditing executive.

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  12.
  If the Company has an internal auditing department, review the significant reports to management prepared by the internal auditing department and management's responses.

  13.
  Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

  14.
  Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

  15.
  Obtain reports from management, the Company's senior internal auditing executive (if one has been hired) and the independent auditor that the Company's subsidiaries are in conformity with applicable legal requirements and the Company's Code of Conduct.

  16.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  17.
  Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

  a.
  Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

  b.
  Any changes required in the planned scope of the internal audit.

  c.
  The internal audit department responsibilities, budget and staffing.

  18.
  Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  19.
  Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

  20.
  Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  21.
  Meet at least annually with the chief financial officer, the senior internal auditing executive (if one has been hired) and the independent auditor in separate executive sessions.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

A-2

APPENDIX B
NEXTEL PARTNERS, INC.
RESTRICTED STOCK PLAN

1.    PURPOSE OF PLAN

        The purpose of the Nextel Partners, Inc. (the "Company") Restricted Stock Plan (the "Plan") is to aid the Company and its subsidiaries in attracting and retaining qualified individuals as officers and directors and to provide additional incentive to such officers and directors. The Company expects that it will benefit from the added interest which such Participants (as defined herein) will have in the growth, development and financial success of the Company as a result of their ownership or increased ownership of the Company's Common Stock.

2.    STOCK SUBJECT TO THE PLAN

        The shares that may be awarded under the Plan shall be the Class A Common Stock of the Company (the "Common Stock"). The maximum number of shares of Common Stock that may be awarded hereunder (subject to any adjustments as provided below) shall not in the aggregate exceed 375,000 shares. Shares which are forfeited as a result of a Participant's termination of employment or participation on the Board of Directors shall again become available for award under the Plan. The maximum value of an award under the Plan to any Participant for any year will be $500,000.

3.    ADMINISTRATION

        The Plan shall be administered by the Board of Directors or any committee thereof (in either case, the "Committee"). The Committee shall be composed of not less than the minimum number of persons from time to time required by Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934 (the "Exchange Act") and Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, each of whom, to the extent necessary to comply with Rule 16b-3 and Section 162(m), shall be a "Non-Employee Director" and an "Outside Director" within the meaning of Rule 16b-3 and Section 162(m), respectively.

        The Committee shall have the authority to (i) award shares under the Plan; (ii) consistent with the Plan, determine any vesting schedule, rights of repurchase, restrictions and other terms and conditions applicable to each award of shares under the Plan; (iii) interpret the Plan and the instruments evidencing awards under the Plan (the "Award Agreements"); (iv) adopt, amend and rescind rules and regulations governing the administration of the Plan; and (v) otherwise administer the Plan and make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all Participants.

4.    ELIGIBILITY

        Officers and directors, including non-employee directors, of the Company and its subsidiaries shall be eligible for awards of stock under the Plan (those to whom an award is made shall be referred to herein as the "Participants"). The Participants who shall receive awards under the Plan shall be selected from time to time by the Committee in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares to be awarded to each such Participant selected. The Committee may, within the terms of the Plan, be selective and non-uniform with respect to its determination of the amount of awards and the eligible Participants to whom such awards are made.

5.    RIGHTS WITH RESPECT TO SHARES

        A Participant to whom an award is made hereunder shall have all rights of ownership with respect to such stock, including the right to vote the same and receive any dividends paid thereon, subject, however, to the terms, conditions and restrictions contained in the Plan and in the applicable Award Agreement.

6.    INVESTMENT REPRESENTATION

        If the shares of Common Stock that have been awarded to a Participant pursuant to the terms of the Plan are not registered under the Securities Act of 1933, as amended (the "Securities Act"), such Participant, if the Committee shall deem it advisable, shall be required to represent and agree in writing (i) that any shares of Common Stock acquired by such Participant pursuant to the Plan will not be sold except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and (ii) that such Participant has acquired such shares of Common Stock for the Participant's own account and not with a view to the distribution thereof and shall make such further representations and warranties at the time of any such award that counsel for the Company deems necessary and appropriate.

7.    RESTRICTIONS

        (a)    Terms, Conditions and Restrictions.    In addition to the terms set forth in the Plan, any vesting schedule, rights of repurchase, and other terms, conditions and restrictions on the Common Stock awarded under the Plan, as may be imposed by the Committee, shall be contained in the applicable Award Agreement. Such terms may include, but are not limited to, acceleration of vesting or termination of rights to repurchase shares upon events which may include, but are not limited to, death or disability of a Participant or change in control of the Company or related entities.

        (b)    Transferability Restriction.    Except as set forth in the applicable Award Agreement, no stock awarded under the Plan shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of so long as such shares are subject to any right of repurchase by the Company.

        (c)    Agreements; Stock Legend.    As a condition to the grant of an award under the Plan, each Participant shall execute and deliver to the Company an Award Agreement in form and substance satisfactory to the Committee reflecting the conditions and restrictions imposed upon the Common Stock awarded. Certificates for shares of Common Stock delivered pursuant to such awards may, if the Committee so determines, bear a legend referring to the restrictions and the instruments to which such awards are subject.

        (d)    Performance-Based Compensation.    The Committee may designate whether any award being granted to any Participant is intended to be "performance-based compensation" under Section 162(m). Any such awards designated as "performance-based compensation" shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m). The performance measures that may be used by the Committee for such awards shall be based on any one or more of the following, as selected by the Committee: total stockholder return, stock price, profit margin (gross or net), sales growth, return on investment, earnings per share, return on equity, operating cash flow, net income, market share, working capital, customer satisfaction and employee satisfaction. For awards intended to qualify as "performance-based compensation," the grant of the awards and the establishment of the performance goals shall be made in compliance with the requirements of Section 162(m).

        (e)    Additional Conditions.    In each applicable Award Agreement or otherwise, the Committee may impose such other additional terms, conditions and restrictions upon the award as it, in its discretion, deems appropriate, including, without limitation, that the Company shall have the right to deduct from payments of any kind due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the shares awarded.

8.    CHANGES IN CAPITAL

        If the outstanding Common Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, reverse stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, an appropriate adjustment shall be made in the number and kind of shares that have been awarded pursuant to the Plan and that may thereafter be awarded hereunder.

9.    MISCELLANEOUS

        (a)    No Right to Receive Award.    Nothing in the Plan shall be construed to give any officer or director of the Company or a subsidiary any right or entitlement to receive an award under the Plan.

        (b)    Additional Shares Received with Respect to Restricted Stock.    Any shares of Common Stock or other securities of the Company received by a Participant as a stock dividend on, or as a result of any stock split, reverse stock split, combination, exchange of shares, reorganization, merger, consolidation or otherwise with respect to shares of Common Stock received pursuant to an award hereunder shall have the same status, be subject to the same restrictions and bear the same legend, if any, as the shares received pursuant to the original award.

        (c)    No Effect on Employment Rights or Right to Remain a Director.    Nothing in the Plan or in the instruments evidencing the grant of an award hereunder shall in any manner be construed to limit in any way (i) the right of the Company or its subsidiaries to terminate a Participant's employment at any time, or give any right to a Participant to remain employed by the Company or its subsidiaries or (ii) the right of the Board of Directors and/or the Company's stockholders to remove a director from the Board of Directors, or give any right to a Participant to remain on the Board of Directors.

10.  DURATION OF THE PLAN

        This Plan shall terminate and no further stock shall be awarded hereunder after March 20, 2013, unless reapproved by the Company's stockholders or unless amended or terminated pursuant to Section 11 below. The termination of this Plan shall not, however, affect any restriction previously imposed on stock awarded pursuant to this Plan.

11.  AMENDMENT OR TERMINATION OF THE PLAN

        The Committee may from time to time suspend, revise, amend or terminate the Plan; provided, however, that any amendment which requires approval of the Company's stockholders (i) in order to maintain the qualification of awards as "performance-based compensation" pursuant to Section 162(m) or (ii) to comply with any other applicable laws, rules or regulations shall not be made without such approval.

12.  COMPLIANCE WITH RULE 16b-3

        The Plan is intended to comply with all applicable conditions of Rule 16b-3. All transactions involving the Participants who are required to file reports under Section 16 of the Exchange Act (collectively, the "Section 16 filers") are subject to such conditions, regardless of whether the conditions are expressly set forth in the Plan. Any provision of the Plan that is contrary to a condition of Rule 16b-3 shall not apply to Section 16 filers.

        Approved by the Board of Directors of the Company: March 20, 2003

        Approved by the Stockholders of the Company: May    , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NEXTEL PARTNERS, INC.
Proxy for 2003 Annual Meeting of Stockholders
May 8, 2003

        The undersigned stockholder of NEXTEL PARTNERS, INC. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2003 Annual Meeting of Stockholders of the Company to be held on Thursday, May 8, 2003 at 10:00 a.m., local time at the Coast Bellevue Hotel, 625 116th Avenue N.E., Bellevue, Washington 98004, and hereby revokes all previous proxies and appoints John Chapple or Donald J. Manning, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

        TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

(Continued, and to be marked, dated and signed, on the other side)

/*\    Detach here from proxy voting card.    /*\

You can now access your Nextel Partners, Inc. account online.

Access your Nextel Partners, Inc. shareholder account online via Investor ServiceDirect®(ISD).

Mellon Investor Services LLC agent for Nextel Partners, Inc. now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

 The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

• SSN
• PIN
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.	Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

• SSN
• PIN
• Then click on the Submit
  button

If you have more than one account, you will now be asked to select the appropriate account.	Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Please mark your votes as indicated in this example	☒
1. ELECTION OF DIRECTORS
Seven directors are to be elected at the Annual Meeting for a one-year term ending in 2004. The Board of Directors has nominated Adam Aron, John Chapple, Steven Dodge, Timothy Donahue, Caroline Rapking, Andrew Sinwell and Dennis Weibling for election as directors. If you wish to withhold authority to vote for any individual nominee, cross out that nominee's name in the list below:	2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
				You are being asked to vote to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees: 01 Adam Aron 05 Caroline Rapking	02 John Chapple 06 Andrew Sinwell	03 Steven Dodge 07 Dennis Weibling	04 Timothy Donahue	3. APPROVAL OF THE RESTRICTED STOCK PLAN You are being asked to vote to approve the Company's Restricted Stock Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR all of the nominees listed above (except those names that are crossed out) ☐		WITHHOLD AUTHORITY to vote for all of the nominees listed above ☐
In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS, FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS, FOR APPROVAL OF THE RESTRICTED STOCK PLAN AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.
Signature	Signature	Date

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

/*\ Detach here from proxy voting card. /*\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/nxtp		Telephone 1-800-435-6710		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at www.nextelpartners.com

QuickLinks

PROCEDURAL MATTERS
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF INDEPENDENT AUDITORS
PROPOSAL THREE APPROVAL OF RESTRICTED STOCK PLAN
ADDITIONAL INFORMATION RELATING TO DIRECTORS AND OFFICERS OF THE COMPANY
Summary Compensation Table
Comparison of Cumulative Total Return Among Nextel Partners, Inc., Nasdaq Stock Market (US Companies) Index and Nasdaq Telecommunications Index
APPENDIX A NEXTEL PARTNERS AUDIT COMMITTEE CHARTER
APPENDIX B NEXTEL PARTNERS, INC. RESTRICTED STOCK PLAN